Agreement between WENDEL Investissement and John MacBain
on the Capital Structure of Trader Classified Media

Paris, France and Amsterdam, The Netherlands - December 2, 2002

WENDEL Investissement owns 27 million shares (30% of the capital) in Trader Classified Media, alongside John H. MacBain, President and CEO of the Company, and Louise T. Blouin MacBain.

Louise T. Blouin MacBain concluded an agreement at the end of September 2002 pursuant to which she would dispose of her shares in Trader Classified Media as follows:

  by the grant to John H. MacBain of a call option over 20 million shares to be exercised up to mid- 2005 through the sale on the market of 3.5 million shares. Since this agreement was concluded, one million shares were purchased by institutional investors.

The agreement signed on November 29 between John H. MacBain and WENDEL Investissement provides that:

  WENDEL Investissement will have certain rights of priority and pre-emption permitting them to participate with John H. MacBain in 2005 in the repurchase of the 20 million remaining Louise T. Blouin MacBain shares.

  the balance of 2.5 million shares which Louise T. Blouin MacBain intended to place in the market are purchased by a financial institution, with the assistance of WENDEL Investissement and John H. MacBain. WENDEL Investissement and John H. MacBain are required to repurchase these shares in mid-2005.

In the current context where Trader Classified Media recently improved its financial outlook and guidance for 2002, this agreement ensures that the company has at its disposal the means for its future development in a solid shareholder structure.

About Trader Classified Media

Trader Classified Media is a leader in classified advertising. The group was founded in Canada in 1987. Today, Trader Classified Media connects buyers and sellers through 300 publications (8 million readers per week) and 60 web sites in 20 countries (260 million page views in June 2002). Trader Classified Media has 5,100 employees worldwide, of whom 2,100 are sales people. Trader Classified Media is listed on the NASDAQ (TRDR) and Premier Marche (First Market of the Paris Stock Exchange - Euroclear code 5729 and Reuters code: TRD).

Contacts

WENDEL Investissement
Christine DUTREIL tel : 01 42 85 63 24 / E-mail : c.dutreil@wendel-investissement.com
Gerard LAMY tel : 01 42 85 63 75 / E-mail : g.lamy@wendel-investissement.com

TRADER CLASSIFIED MEDIA
PARIS CICOMMUNICATION 14, rue de Bassano 75116 Paris France	LONDON Rea-TMA Marketing Group 114 Lavenham Road London SW18 5HF UK
Analysts and Investors relations: Contact: Frederic Bourdon Tel: +33 (0)1 4723 9048 Fax: +33 (0)1 4723 8898 Email: bourdon@cicommunication.com	Analysts and Investors Relations: Contact: Patrick Rea Tel: + 44 (0) 208 870 4976 Fax: +44 (0) 208 265 9718 Email: patrick.rea@rea-tma.com
Media Relations: Contact: Stephanie Gruter Tel: + 33 (0)1 4723 9048 Fax: + 33 (0)1 4723 8898 Email: gruter@cicommunication.com

Forward looking statement

Certain statements in this press release may be considered to be "forward looking statements" as that term is defined in The United States' Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases "are expected to," "will continue," " is anticipated," "expectations," or similar expressions. Such statements are subject to risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those identified in our Form 20-F, which is on file with the United States Securities and Exchange Commission. Such factors include risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, our ability to obtain financing for acquisitions or general corporate purposes on terms acceptable to us, our ability to respond to political and economic conditions generally in the global economy or specifically in the countries in which we operate including Russia and South America, the currencies in which we do business, our dependence on our management team, our expansion plans and workforce requirements, our content, our brands and our branding strategy, our dependence on advertising including print and online advertising, our ability to expand our online business, the limited history of our online business, our ability to successfully execute our business strategy, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions.